Exhibit 10.1

PRUDENTIAL FINANCIAL, INC

Terms and Conditions of the

2009 Long-Term Incentive Program

IMPORTANT NOTICE

This document is intended to help you understand the main features of the 2009 Long-Term Incentive Program (the Program) under the Prudential Financial, Inc. Omnibus Incentive Plan (the Plan). You should refer to this document only for grants made in 2009, because terms may change from year to year.

This document is not a substitute for the official Plan documents, which govern the operation of the Plan. All terms and conditions of the Program and the Plan, including your eligibility and any benefits, will be determined pursuant to, and are governed by, the provisions of the Plan documents. If there is any discrepancy between the information in this document or in any other materials relating to the Plan and the actual Plan documents, or if there is a conflict between information discussed by anyone acting on behalf of Prudential and the actual Plan documents, the Plan documents, as interpreted by the Compensation Committee as the Plan administrator in its sole discretion, will always govern.

Prudential may, in its sole discretion, modify, amend, suspend, or terminate the Plan or any and all of the policies, programs and plans described in this document in whole or in part, at any time, without notice to or consent of any Participant to the extent permissible under applicable law.

Nothing contained in this document, or in any other materials related to the Program or the Plan, is intended to constitute or create a contract of employment nor shall it constitute or create the right to remain associated with or in the employ of Prudential for any particular period of time. For US Participants only employment with Prudential is employment-at-will; this means that either you or Prudential may terminate the employment relationship or association at any time, with or without cause or notice.

Prudential Financial, Inc. 2009 Long-Term Incentive Program

This document contains the principal terms and conditions applicable to Awards granted to employees under the Prudential Financial Inc. Omnibus Incentive Plan (the Plan) for 2009. Specific provisions applicable to any employees selected to participate in any particular country or in the European Union are set out in Schedule 2.

PART A: General terms and conditions

1.	Purpose

Prudential’s 2009 Long-Term Incentive Program (the Program) is made available to employees subject to the terms of the Plan and is designed to strengthen the links between leadership, motivation and consistent performance. Employees selected to participate in the Program may be granted Awards of Restricted Stock Units or Options, or a combination of both, and will be advised of the Awards made to them in their own personalized compensation statement or a communication from their manager.

The grant of Awards is subject to the terms and conditions contained in the Plan document. This document describes the principal terms and conditions of Awards granted to employees under the Plan (the Terms). The Schedule to these Terms contains the definitions used in these Terms. If there is any discrepancy between these Terms and the Plan document, or if there is a discrepancy between any information given by anyone acting on behalf of any member of the Company Group and the Plan document, the Plan document, as interpreted by the Compensation Committee, will always govern.

2.	Eligibility and grants

Grants of Awards under the Plan are entirely at the discretion of Prudential.

A grant of an Award under the Plan on one occasion does not give an employee the right to any further grant at any time in the future.

3.	Acceptance of an Award

An employee granted an Award may accept the Award in any manner specified by the Compensation Committee (or the Company Group) and may be deemed to have accepted an Award if the employee has not declined the grant of that Award (in whole or in part) within any period of time specified by the Compensation Committee (or the Company Group) and notified to the employee.

By accepting an Award, a Participant will be responsible for complying with any Applicable Laws relating to:

(i)	the transfer of funds on the exercise of an Option (if the Cash Exercise method is used);

(ii)	the acquisition, holding and sale of shares of Common Stock acquired under the Plan; and

(iii)	the opening and maintaining of a U.S. brokerage account.

The Applicable Laws may change and Participants should seek their own professional legal, financial and taxation advice in relation to their participation in the Plan.

4.	Taxes

Prudential or any member of the Company Group, as appropriate, has the right to deduct, report and account for any taxes or other obligations required to be withheld by law in connection with an Award. Prudential

(or, as appropriate, any other member of the Company Group) may require a Participant to pay to Prudential (or, if appropriate, any other member of the Company Group) the amount necessary to satisfy any such taxes or other obligations and may defer delivery of shares of Common Stock under the Plan to a Participant until such withholding is satisfied. On the exercise of an Option or the Vesting of Restricted Stock Units, Prudential or, if appropriate, any other member of the Company Group, will have the right to withhold, either through payroll, through the withholding of sufficient shares of Common Stock or otherwise, in order to satisfy any applicable withholding requirements on the exercise of an Option or the Vesting of Restricted Stock Units. Participants will be responsible for ensuring that their own tax affairs in connection with the Plan are in order.

5.	Value of Awards

Prudential makes no representation as to the future value of any Award under the Plan or whether any profit will be realized with respect to any Award. Past performance may not be a reliable guide to future performance. Investments may fall as well as rise in value. By accepting the grant of an Award, a Participant agrees that Prudential and the other members of the Company Group are not responsible for foreign exchange fluctuations between the Participant’s local currency and the U.S. dollar and are not liable for any decrease in the value of shares of Common Stock. Changes in exchange rates may have an adverse affect on the value, price or income of the securities.

6.	Covenant not to solicit; other terms and restrictions

(a)	Restrictions during Employment: By accepting the grant of an Award a Participant agrees that during Employment, the Participant will not, other than on behalf of the Company Group or as may otherwise be required in connection with the performance of the Participant’s duties on behalf of the Company Group, solicit or induce, either directly or indirectly, or take any action to assist any entity, either directly or indirectly, in soliciting or inducing any employee of the Company Group (other than the Participant’s administrative assistant) to leave Employment (Induce Departures).

(b)	Post-Employment restrictive covenants, acknowledgements and representations: By accepting the grant of an Award a Participant agrees that following the termination of the Participant’s Employment:

(i)	Until the original latest Vesting date of the Award or, if ending later, for a period of one year after the termination of the Participant’s Employment for any reason the Participant will not Induce Departures or hire or employ, or assist in the hire or employment of, either directly or indirectly, any employee of the Company Group (other than the Participant’s administrative assistant) or any former employee of the Company Group within 60 days of that former employee’s cessation of Employment with the Company Group;

(ii)	If the Participant voluntarily resigns in circumstances qualifying for Approved Retirement, the Participant will not compete with the Company Group in any business in which the Company Group is engaged on the last date of the Participant’s Employment that operates in any geographic area in which the Company Group operates as of the Participant’s last date of Employment, for a period of one year following the Participant’s termination of Employment or until the original latest Vesting date of the Award, whichever is the shorter period; and

(iii)	The Participant could earn a living while fully complying with all of the provisions, restrictions and covenants contained in these Terms. The Participant acknowledges that Prudential provides a wide range of insurance, investment management and other financial products and services to customers throughout the world and that the restrictions contained in these Terms are reasonable and necessary to protect Prudential’s legitimate interests in its confidential information, trade secrets, customer relationships, and investment in the training and development of its employees.

(c)	Restrictions separable and divisible: By accepting the grant of an Award a Participant acknowledges and accepts the restrictions imposed by subsections 6(a) and (b) of Part A of these Terms and that each restriction will be construed as separate and divisible from every other restriction. If any provision contained in the Plan or these Terms is for any reason held invalid, illegal or unenforceable in any respect, that invalidity, illegality or unenforceability will not affect any other provision of the Plan or these Terms, and the Plan or these Terms will be construed as if the invalid, illegal or unenforceable provision had not been included in the Terms. It is the intention of the parties that if any of the restrictions or covenants contained in these Terms is held to cover a geographic area or to be for a length of time which is not permitted by Applicable Law, or in any way construed to be too broad or to any extent invalid, that provision will not be null, void and of not effect, but to the extent the provision would be valid or enforceable under Applicable Law, a court of competent jurisdiction will construe and interpret or reform the Terms to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained in these Terms)_as will be valid and enforceable under the Applicable Law. Prudential may waive any restriction or any breach in circumstances that it determines do not adversely affect its interests, but only in writing signed by its Senior Vice President, Human Resources (or the successor to his or her human resource responsibilities), or his or her delegate. No waiver of a breach of a restriction will be deemed a waiver of any other breach.

(d)	Remedies: By accepting the grant of an Award a Participant agrees that the restrictions in subsections 6(a) and (b) of Part A of these Terms are fair, reasonable and necessary, and are reasonably required for the protection of Prudential and any other member of the Company Group. The Participant agrees and acknowledges that the amount of damages that would derive from the breach of any restriction is not readily ascertainable and that the restrictions are a significant portion of the consideration that the Participant conveys to Prudential in consideration of the grant of an Award. Accordingly, if a Participant fails to execute and submit or revokes a Release or breaches any of the restrictive covenants set out in subsections 6(a) and (b) of Part A of these Terms, all of the Participant’s outstanding Awards will be cancelled immediately on the date of that failure, as determined in the sole discretion of the Compensation Committee or its delegate. If a Participant breaches any of the restrictive covenants set out in subsections 6(a) and (b) of Part A of these Terms, in addition to any equitable relief available to Prudential as outlined below, the Participant will transfer to Prudential Common Stock (rounded to the nearest whole share) equal in value (using the current Market Value of Common Stock on the date the letter of notification of the breach is dated) to the profit realized by the Participant under the Plan occurring (I) in the case of any breach while the Participant is an employee of the Company Group, within twelve (12) months before the date of the breach or at any time after the date of such breach; or (II) in the case of a breach after the termination of the Participant’s Employment, within six (6) months before the date on which the Participant’s Employment terminated or at any time after the date of such termination of Employment. For the avoidance of doubt, the term “profit” referred to in the preceding sentence will be equal to the sums (determined separately for each exercise of any portion of the Options within the applicable period established pursuant to such sentence) of (i) (A) the Market Value of a share of Common Stock on the date of exercise, in the case of a Cash Exercise, or the price at which shares of Common Stock are sold, in the case of a Cashless Exercise, minus (B) the Grant Price of the Option, times (ii) the number of shares of Common Stock acquired on exercise of the Option(s). The Participant will pay any such amount (in the form of Common Stock) to Prudential within five (5) business days of the date Prudential notifies the Participant that a breach of the provisions of this Section 6 has occurred. If payment is not made within that period, any subsequent payment will be made with interest at a rate equal to the prime rate as reported in The Wall Street Journal (Eastern Edition) on the date on which notice of the breach is sent to the Participant by Prudential, plus two (2) per cent. Interest payments will be made in cash. A Participant also acknowledges that the damages to Prudential for any breach of subsections 6(a) or (b) of these Terms would be irreparable. Therefore, in addition to monetary damages and/or reasonable attorney’s fees, Prudential will have the right to seek injunctive and/or other equitable relief in any court of competent jurisdiction to enforce the restriction. Further, a Participant consents to the issue of a temporary restraining order to maintain the status quo pending the outcome of any proceeding.

7.	Compliance with Applicable Laws

Awards granted under the Plan and Prudential’s obligation to deliver shares of Common Stock under these Terms will be subject in all respects to (a) all Applicable Laws, and (b) any registration, qualification, approvals or other requirements imposed by any government or regulatory agency or body which the Compensation Committee determines to be necessary or applicable. Shares of Common Stock may not be delivered to a Participant if their receipt would be contrary to any Applicable Laws or the rules of any applicable stock exchange.

8.	Investment representation

If at the time of delivery of any shares of Common Stock under the Plan, the Common Stock is not registered under the United States Securities Act of 1933, as amended (the Securities Act), or there is no current prospectus in effect under the Securities Act with respect to the Common Stock, a Participant will, if requested by the Compensation Committee, execute, before the delivery of any shares of Common Stock, an agreement (in the form the Compensation Committee specifies) in which the Participant represents and warrants that the Participant is acquiring the shares for the Participant’s own account, for investment only and not with a view to the resale or distribution of the shares, and agrees that any subsequent offer for sale or distribution of any kind of such shares will be made only pursuant to either (a) a registration statement on an appropriate form under the Securities Act, which registration statement has become effective and is current with regard to the shares being offered or sold; or (b) a specific exemption from the registration requirements of the Securities Act, but in claiming that exemption, the Participant will, before any offer for sale of the shares, obtain a prior favorable written opinion, in form and substance satisfactory to the Compensation Committee, from counsel for or approved by the Compensation Committee, as to the applicability of the exemption.

9.	Governing law

A Participant acknowledges that Prudential is organized under the laws of the State of New Jersey and maintains its headquarters in Newark, New Jersey. The Participant further acknowledges that Prudential has an interest in ensuring the uniform interpretation and application of these Terms to all Participants. Accordingly, Prudential and the Participant agree that the Plan and these Terms will be governed by the laws of the State of New Jersey, without giving affect to its conflict of law provisions.

10.	Electronic delivery and acceptance

By accepting an Award under the Plan, a Participant agrees, to the fullest extent permitted by Applicable Laws, in lieu of receiving documents in paper format to accept electronic delivery of any documents that any member of the Company Group may be required to deliver in connection with the Plan. Electronic delivery of a document may be via e-mail or by reference to a location on a member of the Company Group’s intranet site or a designated third-party vendor’s internet site.

11.	No rights as a shareholder

A Participant does not have any rights as a shareholder in Prudential by virtue of the grant of an Award under the Plan, but only with respect to shares of Common Stock, if any, delivered to the Participant in accordance with the Plan and these Terms.

12.	Section 409A

Notwithstanding any provision of the Plan to the contrary, no acceleration of the time or schedule of any delivery of shares or other payment related to an Award will be permitted to the extent necessary to comply with Code Section 409A and the final regulations issued under Section 409A. The Compensation Committee may amend, modify, adjust or supplement any provision of the Plan without a Participant’s consent if the Compensation Committee determines that the amendment, modification, adjustment or supplementation is required or advisable for an Award or Prudential to comply with, or not violate, any Applicable Laws, regulation or rule, including, without limitation, Code Section 409A.

13.	Other terms

Participation in the Plan does not entitle an employee of the Company Group to any benefit other than that granted under the Plan. Any benefits granted under the Plan will not be deemed to be compensation under any pension plan or other retirement plan, welfare plan or any compensation plan or program maintained by any member of the Company Group, and will not be considered as part of compensation for the purposes of calculating pension, profit-sharing, bonuses, service awards, or in the event of severance, redundancy or resignation.

Prudential may modify, amend, suspend or terminate the Plan or any and all of the policies, programs and terms of the Plan in whole or in part, at any time, without notice to or with the consent of Participants.

If shares of Common Stock are, or are to be, delivered in a manner not specifically authorized by the Plan, (i.e., in “Error”), Prudential will be entitled to correct the Error, including reversing the transaction and recouping any Common Stock or gain that might be delivered as a result of the Error.

The English language version of any documents provided in connection with the Plan will prevail in the case of any ambiguities or divergences as a result of the translation of the document into any other language.

Participation in the Plan is not intended to constitute or create a contract of employment nor does it constitute or create the right to remain associated with or in the employ of any member of the Company Group for any particular period of time. Participation in the Plan does not affect in any way a member of the Company Group’s right to terminate an employee’s Employment at any time, with or without cause, and does not form part of an employee’s employment contract, if any.

PART B: Terms and conditions applicable to Restricted Stock Units

1.	Restricted Period

The restricted period (the Restricted Period) with respect to the Restricted Stock Units will begin on the Grant Date and will end on the Payment Date.

2.	Settlement of Restricted Stock Units

Subject to the terms and conditions of the Plan, a Participant in active Employment on the Payment Date, will receive on the Payment Date or as soon as administratively practicable after the Payment Date, the number of shares of Common Stock equal to the granted number of Restricted Stock Units, less any taxes or other deductions required by Applicable Law.

3.	Vesting of Restricted Stock Units following termination of Employment in specific circumstances

A Participant’s outstanding Restricted Stock Units will automatically be forfeited and cancelled on the termination of the Participant’s Employment and no shares of Common Stock may thereafter be issued with respect to the Restricted Stock Units, except in the specific circumstances set out in the table below:

Type of Termination of Employment	Restricted Stock Units Vesting Status
Voluntary Resignation	All outstanding Restricted Stock Units are immediately forfeited.

Approved Retirement

If the Participant retires in 2009 with less than 3 months of active service, all Restricted Stock Units will immediately be forfeited.

If the Participant retires in 2009 in circumstances qualifying for Approved Retirement and executes and submits a Release by the date specified by Prudential (and does not later revoke the Release), the Participant will receive on the Payment Date a pro-rated number of shares of Common Stock. (1)

If the Participant retires after 2009 in circumstances qualifying for Approved Retirement and executes and submits a Release by the date specified by Prudential (and does not later revoke the Release), the Participant will receive on the Payment Date shares of Common Stock equal to the number of outstanding Restricted Stock Units.

This does not apply to Participants in the European Union who should refer to Schedule 2 for more information.

Type of Termination of Employment	Restricted Stock Units Vesting Status
Termination for Cause

All outstanding Restricted Stock Units are immediately forfeited.

The Compensation Committee may require the Participant to pay to it any payment, profit, gain or other benefit (including, but not limited to, any dividends or Dividend Equivalents) in respect of the Restricted Stock Units or any prior restricted stock unit or performance share awards received within a period of twelve (12) months before the Participant’s termination of Employment for Cause. If a Participant’s Employment is terminated by any member of the Company Group for Cause, the provisions in these Terms relating to termination for Cause will apply notwithstanding any assertion (by the Participant or otherwise) that the Participant’s Employment was terminated for any other reason.

Death (while an active employee)	All outstanding Restricted Stock Units become fully vested and the Participant’s estate will receive shares of Common Stock as soon as administratively practicable (but not later than 90 days) thereafter.

Disability	All outstanding Restricted Stock Units become fully vested and the Participant will receive shares of Common Stock as soon as administratively practicable (but not later than 90 days) thereafter.

Involuntary Termination for any other reason	If a Participant executes and submits a Release by the date specified by Prudential (and does not later revoke the Release), a prorated(2) number of Restricted Stock Units will vest and the Participant will receive shares of Common Stock as soon as administratively practicable (but not later than 90 days) thereafter. The remainder of the Restricted Stock Units will be forfeited. If the Participant does not execute a Release, all Restricted Stock Units will be forfeited on the last date of Employment.

Change of Control	All Restricted Stock Units will become vested and the Participant will normally receive shares of Common Stock. Alternatively, the Compensation Committee may, at its discretion, provide for payment in cash based on the Change of Control price; unless the entity that acquires control honors, assumes, or substitutes new rights for the Restricted Stock Units with substantially equivalent or better rights, terms, conditions and values as determined by the Compensation Committee.

(1)	Proration is based on the number of months of active service during that year divided by 12. The remaining balance will be forfeited as of the date of retirement.
(2)	Proration is based on the number of months of active service since the date of the grant divided by 36.

4.	Section 409A

Notwithstanding any other provisions of the Plan to the contrary, to the extent necessary to comply with the requirements of Code Section 409A and the final regulations issued under Section 409A with respect to any individual who is a “specified employee” within the meaning of Section 409A and the final regulations, on termination of the Participant’s employment with any member of the Company Group, delivery of shares of Common Stock may not be made before the date that is six (6) months after the date of such termination of Employment (or, if earlier, the date of the Participant’s death).

5.	Dividend equivalents

A Participant granted Restricted Stock Units will be eligible to receive Dividend Equivalents on the Restricted Stock Units based on any regular cash dividends declared on Common Stock from the Grant Date until the Payment Date (or until the date of forfeiture, if sooner). Any Dividend Equivalents will be paid in cash as soon as administratively practicable after the related cash dividends are paid to Common Stock holders, unless determined otherwise by the Compensation Committee. Any Dividend Equivalents payable under the Plan will be treated as separate payments from the underlying Restricted Stock Units for purposes of Section 409A of the Code.

PART C: Terms and conditions applicable to Options

1.	Vesting and exercise

An Option will normally vest and become exercisable in three equal annual installments on each anniversary of the Grant Date provided the Participant holding that Option remains in Employment throughout that period.

2.	Exercise of Options

An Option may be exercised by the Participant:

(i)	paying in cash the Grant Price and any applicable taxes and fees (Cash Exercise); or

(ii)	directing the immediate sale of all the shares of Common Stock acquired on exercise and receiving the cash proceeds, after deduction of the Grant Price and applicable taxes and fees (Same Day Sale); or

(iii)	directing the immediate sale of sufficient of the shares of Common Stock acquired on exercise necessary to pay the Grant Price and any applicable taxes and fees and receive the remaining shares of Common Stock (Sell to Cover).

One or more of the exercise methods may not be available (or may be unavailable during a specified period) if Prudential determines that its availability will or could violate the terms of any Applicable Laws. An Option cannot be exercised when the Market Value of a share of Common Stock does not exceed the Grant Price. Please refer to Schedule 2 for country specific restrictions regarding the exercise of Options.

3.	Option term

Once an Option vests, it may be exercised until its Expiration Date unless the Participant’s employment ends before the Expiration Date or a Change of Control occurs.

4.	Exercise of Options following termination of Employment in specific circumstances

A Participant’s Options, whether vested or unvested, will automatically be forfeited and cancelled on the termination of the Participant’s Employment, and no shares of Common Stock may thereafter be purchased under the Options, except in the specified circumstances set out in the table below:

Stock Options

Type of Termination of Employment	Vesting Status on Last Date of Employment	Exercise Period(1)
Voluntary Resignation	Unvested Options will immediately be forfeited as of the last date of Employment. Vested but unexercised Options may be exercised after the last date of Employment, conditional on the Participant executing and submitting a Release by the date specified by Prudential (and not later revoking the Release). If the Participant does not execute a Release, all options will be forfeited as of the last date of the Participant’s Employment.	Vested Options may be exercised until the earlier of 90 days after the last date of Employment or the option Expiration Date, conditional on the Participant executing and submitting a Release by the date specified by Prudential (and not later revoking the Release).

Approved Retirement

If a Participant retires in circumstances qualifying for Approved Retirement with less than three months of active service in 2009, all Options will immediately be forfeited. Otherwise, the Participant’s Options will continue to vest according to the original vesting schedule, conditioned on the Participant executing and submitting a Release by the date specified by Prudential (and not later revoking the Release). If a Participant does not execute a Release, all Options will be forfeited on the last date of the Participant’s Employment.

This does not apply to Participants in the European Union who should refer to Schedule 2 for more information.

Vested Options may be exercised until the earlier of: (i) the Expiration Date; or (ii) the date 5 years after the last date of the Participant’s Employment, conditional on the Participant executing and submitting a Release by the date specified by Prudential (and not later revoking the Release).

Termination for Cause

All Options, whether vested or unvested, will immediately be forfeited on the last date of the Participant’s Employment.

The Compensation Committee may require the Participant to pay to it any payment, profit, gain or other benefit (including, but not limited to any dividends or Dividend Equivalents) received in respect of the exercise of any Options for a period of up to twelve (12) months before the Participant’s termination of Employment for Cause. If a Participant’s Employment is terminated by any member of the Company Group for Cause, the provisions contained in these Terms relating to termination for Cause will apply notwithstanding any assertion (by the Participant or otherwise) that the Participant’s Employment terminated for any other reason.

A Participant may not exercise any Options after the last date of Employment, even if the Options were vested. All outstanding Options are forfeited.

Stock Options

Type of Termination of Employment	Vesting Status on Last Date of Employment	Exercise Period(1)
Death (while an active employee)	Options become fully vested and immediately exercisable.

The Participant’s estate may exercise the Option until the third anniversary of the date of death (or any earlier date the Compensation Committee determines) or, if the Option Expiration Date is earlier than that, the later of:

•        the Expiration Date, or

•        the first anniversary of the date of death.

Disability	Options become fully vested and immediately exercisable.	Options may be exercised until the earlier of the Expiration Date or 3 years (or any shorter period the Compensation Committee determines) after the Participant’s last date of Employment.

Involuntary Termination for any other reason	Options that are vested and unexercised at the date of termination of the Participant’s Employment will remain exercisable if the Participant executes and submits a Release by the date specified by Prudential (and does not later revoke the Release). Unvested Options are immediately forfeited. If a Release is not executed, all Options will be forfeited as of the last date of the Participant’s Employment.	Vested Options may be exercised until the earlier of the Expiration Date or 90 days after the Participant’s last date of Employment, conditional on the Participant executing and submitting a Release by the date specified by Prudential (and not later revoking the Release).

Change of Control	Options will become fully vested and immediately exercisable on the date of the Change of Control. Alternatively, the Compensation Committee may, at its discretion, provide for payment in Cash based on the Change of Control price; unless the entity that acquires Control honors, assumes, or substitutes new rights for the Options with substantially equivalent or better rights, terms, conditions and value.	If the entity that acquires control honors, assumes, or substitutes new rights for the Options, Options may be exercised on terms at least as favorable as Options for Common Stock. If the entity that assumes control does not honor, assume, or substitute new rights for Options, the Compensation Committee may cancel the Options in exchange for payment in cash.

(1)

The period stated may not extend beyond the Expiration Date. Options can be exercised on the Expiration Date, but only during hours that the New York Stock Exchange (NYSE) is open for trading. If an Option expires on a day that the NYSE is closed, it can be exercised only during the market hours on or before the last day of NYSE trading before the Option’s Expiration Date.

SCHEDULE 1

DEFINITIONS

For the purposes of the Terms, the following words and expressions have the meanings ascribed to them.

Applicable Laws – applicable laws, rules and regulations relating to any Awards made under the Plan or otherwise relating to the Plan;

Approved Retirement – termination of a Participant’s Employment:

(i)	on or after the Participant’s normal retirement date or any early retirement date established under any defined benefit pension plan maintained by a member of the Company Group in which the Participant participates; or

(ii)	when the Participant has reached age fifty-five (55) with a minimum of five years’ service.

Approved Retirement does not apply to any Participant who has an Agent Emeritus contract with any of Prudential’s insurance affiliates or to a Participant whose Employment is terminated for Cause, even if, in either case, the Participant is receiving retirement benefits or is otherwise eligible for retirement or has satisfied the conditions in (ii) above.

Award – the grant of an Option or a Restricted Stock Unit or a combination of both.

Board – the board of directors of Prudential.

Cause – includes but is not restricted to any of the following (as determined by the Compensation Committee): (i) dishonesty, fraud or misrepresentation; (ii) inability to obtain or retain appropriate licenses; (iii) violation of any rule or regulation of any regulatory agency or self-regulatory agency; (iv) violation of any policy or rule of Prudential or any subsidiary; (v) commission of a crime; (vi) breach by a Participant of any covenant or agreement with any member of the Company Group not to disclose or misuse any information pertaining to, or misuse any property of, any member of the Company Group, or (vii) any act or omission detrimental to the conduct of the business of any member of the Company Group.

Change of Control – occurs, in general, when (i) any person or entity outside of Prudential acquires, directly or indirectly, twenty-five (25) % or more of the combined voting power of Prudential or of the combined assets of Prudential (and its subsidiaries); (ii) the composition of Prudential’s Board of Directors changes over a 24-month period such that the Incumbent Directors no longer constitute a majority of the Board of Directors; (iii) a Corporate Event completes and immediately following completion the shareholders of Prudential immediately before the Corporate Event do not hold, directly or indirectly, a majority of the voting power of, in the case of (a) a merger or consolidation, the surviving or resulting corporation; (b) a share exchange, the acquiring corporation; or (c) a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the relevant Corporate Event, holds more than twenty-five per cent. (25%) of the consolidated assets of Prudential immediately before the Corporate Event; or (iv) any other event that the Board declares to be a Change of Control.

No change of control occurs on an underwritten offering of the equity securities of Prudential when no person or entity acquires more than 25% ownership in such securities. The Plan document details how a Change of Control will be determined in various types of acquisitions and corporate reorganization events (including sales of assets), and the document’s terms govern any determination that a Change of Control has occurred.

Code – the United States Internal Revenue Code of 1986, as amended.

Common Stock – a share of Common Stock in Prudential.

Company Group – Prudential and/or its subsidiaries.

Compensation Committee – the Compensation Committee of the Board of Directors of Prudential, which administers the Plan.

Corporate Event – a merger, consolidation, recapitalisation or reorganisation, share exchange, division, sale, plan of complete liquidation or dissolution, or other disposition of all or substantially all of the assets of Prudential which has been approved by the shareholders of Prudential.

Disability – means, with respect to any Participant, long-term disability as defined under the welfare benefit plan maintained by the member of the Company Group in which the Participant participates and from which the Participant is receiving a long-term disability benefit. In jurisdictions outside the United States where long-term disability is covered by a mandatory or universal program sponsored by the government or an industrial association, receipt of long-term disability benefit from such a program is considered to have met the disability definition of the Plan.

Dividend Equivalent – an amount paid in lieu of dividends declared on Common Stock during a period that Restricted Stock Units are outstanding.

Employment – means employment with any member of the Company Group.

Exercise Date – the date on which an Option is validly exercised.

Expiration Date – the tenth anniversary of the Grant Date and the last date on which an Option can be exercised, unless the Participant’s Employment ends before the Expiration Date or a Change of Control occurs.

Grant Date – the date on which an award is granted under the Plan.

Grant Price – the price set at the Grant Date at which a share of Common Stock can be acquired on exercise of an Option.

Incumbent Directors – with respect to any period of time specified under the Plan for the purposes of determining a Change of Control, the persons who were members of the Board at the beginning of the period, including any director elected to the Board or nominated for election to the Board by a majority of the Incumbent Directors.

Market Value – means, on any date, the price at which shares of Common Stock were last traded on that date on the New York Stock Exchange or, if there are no transactions on that date, the closing price on the immediately preceding date on which there was a transaction. For the purposes of determining the taxable income from Options and/or Restricted Stock Units, it should be noted that in some countries there are specific rules that set out how Market Value is determined. Where applicable, any particular rules should be noted in the country specific Q&A’s.

Option – a conditional right granted under the Plan to purchase one share of Common Stock in the future at a set price within a set time period specified by the Compensation Committee at the Grant Date.

Participant – any employee of a member of the Company Group who holds an outstanding Award granted under the Plan.

Payment Date – the date on which a Restricted Stock Unit vests, as specified by the Compensation Committee at the Grant Date, which is the third anniversary of the Grant Date.

Plan – the Prudential Financial, Inc. Omnibus Incentive Plan, a stock-based compensation plan adopted by the Board of Directors and ratified by the shareholders of Prudential in June 2003.

Prudential – Prudential Financial, Inc., a New Jersey corporation, and any successor to Prudential Financial, Inc.

Release – a Separation Agreement and General Release (in connection with an involuntary termination of employment for any reason other than Cause) or a General Release of Claims (in connection with a voluntary termination of employment), whichever is appropriate, in a form and with terms and conditions (including but not limited to, non-solicitation of employees and business of any member of the Company Group) satisfactory to Prudential.

Restricted Stock Unit – a conditional right (which is subject to forfeiture and transfer restrictions) granted under the Plan to receive one share of Common Stock at the end of a period of time specified by the Compensation Committee at the Grant Date.

Vest – when an Option can be exercised, or a Participant is entitled to receive one share under a Restricted Stock Unit, as appropriate, and “Vested” and “Vesting” will be construed accordingly.

SCHEDULE 2

COUNTRY SPECIFIC VARIATIONS

DATA PROTECTION (Applicable to all countries other than the United States)

A Participant agrees by accepting an Award to permit Prudential to process personal data and sensitive personal data about the Participant in connection with the Plan. Such data includes, but is not limited to, the information provided in the Participant’s grant documents and any changes thereto, other appropriate personal and financial data, and information about the Participant’s participation in the Plan and shares granted under the Plan from time to time (collectively, Personal Data). A Participant consents to Prudential processing and transferring any Personal Data outside the country in which the Participant works or is employed to the United States and any other third countries. The legal persons for whom Personal Data is intended include Prudential and any of its subsidiaries, any plan administrator selected by Prudential from time to time, and any other person or entity that Prudential involves in the administration of the Plan. Prudential will take all reasonable measures to keep Personal Data, confidential and accurate. A Participant can access and correct their Personal Data by contacting their human resources representative. A Participant understands and agrees that the transfer of information is important to the administration of the Plan and failure to consent to the transmission of that information may limit their ability to participate in the Plan.

ARGENTINA

1.	Central Bank Regulations

Funds remitted to or from Argentina in connection with the Plan are subject to Central Bank Regulations. Any violations of those regulations will incur penalties and fines. Each Participant will be responsible for seeking appropriate advice on the Applicable Laws in effect at the time any funds are transferred to or from Argentina.

2.	Tax Withholding

For the purpose of calculating the tax withholding requirements, the taxable income from:

(i)	Restricted Stock Units will be allocated in full to the month in which vesting occurs;

(ii)	Options will be allocated in full to the month in which the Option is exercised.

BRAZIL

The provisions of Term 6 of Part A will not apply to Participants resident in Brazil.

THE EUROPEAN UNION

The provisions in these Terms relating to the impact of the termination of a Participant’s Employment due to retirement will not apply to Participants in the European Union due to the Applicable Laws relating to age discrimination.

HONG KONG

The term “prospectus” in this document should be read as “confidential offering materials”.

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. Participants are advised to exercise caution in relation to their participation in the Plan. If a Participant is in any doubt about any of the content of this document or the grant of an Award under the Plan, they should obtain appropriate, independent, professional advice.

This document is being sent to Participants for their own personal use and should not be disclosed to third parties.

INDIA

Cash Repatriation

All cash amounts received from the sale of Prudential Shares must be repatriated to India by Indian resident employees within ninety (90) days from the date of receipt. Any foreign exchange due or accrued as income or assets held outside India (such as dividend or dividend equivalents) must be repatriated into rupees within seven (7) days from the date of its receipt.

Fringe Benefit Tax

The Finance Act 2007 provides that any shares of Common Stock transferred by Prudential to a Participant free or at a concessional rate, would be regarded as fringe benefits. The value of fringe benefits is subject to an employer paid Fringe Benefit Tax (FBT), currently 33.99%. Although Prudential currently plans to bear the full FBT liability, Prudential reserves the right to recover the employer’s liability to FBT from Participants.

IRELAND

Prospectus Directive

This document:

(i)	has not been prepared in accordance with Directive 2003/71/EC on prospectuses or any measures made under that Directive or the laws of Ireland or of any EU Member State or EEA treaty adherent state that implements that Directive or those measures;

(ii)	has not been reviewed by any regulatory authority in Ireland or in any other EU Member State or EEA treaty adherent state; and

(iii)	therefore, may not contain all of the information required where a document is prepared pursuant to the Directive or those laws or measures.

ITALY

Stock Options

Term 2 of Part C will not apply to Participants granted Options in Italy but the following will apply.

Options granted to Participants in Italy may only be purchased using the Same Day Sale method. Accordingly, Options are exercised by purchasing the underlying shares of Common Stock and, immediately thereafter, selling the shares of Common Stock purchased. Participants will then receive the cash proceeds after paying the Grant Price, applicable taxes and any related fees. An Option can only be exercised if the Market Value of the Common Stock is equal to or exceeds the Grant Price. As this is the only exercise method available, Participants in Italy will in no circumstances have Common Stock issued to them in respect of the exercise of their Options but will receive a U.S. dollar amount corresponding to the net proceeds of the sale of the Common Stock.

Further, the following wording in the fourth sentence of Term 6(d) of Part A will be deleted:

“Common Stock (rounded to the nearest whole share) equal in value (using the current Fair Market Value of Common Stock on the date the letter of notification of the breach is dated) to…”,

the fifth sentence in Term 6(d) of Part A will be deleted and replaced with the following:

“For the avoidance of doubt, the term “profit” referred to in the preceding sentence will be equal to the sums (determined separately for each exercise of any portion of the Options occurring with in the applicable period established pursuant to such sentence) of the price at which the shares of Common Stock are sold, minus the Grant Price of the Options that were exercised using the Same Day method.”, and the following wording in the sixth sentence in Term 6(d) of Part A will be deleted:

“(in the form of Common Stock)”.

KOREA

For employees employed by the Prudential Asset management Co. the Same Day Sale method (a form of cashless exercise) is the only method allowed to exercise an Option.

POLAND

Bank Notification

A Participant must notify the National Bank of Poland each year of the number and value of all overseas stocks (including Prudential common stock) owned by the Participant as at December 31st if the aggregate value of the overseas securities held by the Participant exceeds EUR10,000. Notification should be made to the National Bank of Poland’s local office on or before January 30th each year.

Restrictive Covenants

The restrictive covenant set out in Term 6(b)(ii) of Part A of the Terms will not apply.

SINGAPORE

Awards are granted to Participants in Singapore pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (SFA). An Award is, therefore, subject to the general resale restriction under section 257 of the SFA and Participants undertake not to make any subsequent sale in Singapore, or any offer of sale in Singapore, of any of the shares of Common Stock comprised in the Award unless that sale or offer in Singapore is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) other than section 280 of the Securities and Futures Act (Cap 289, 2006 Ed.)

TAIWAN

The Restricted Stock Unit Program is not registered in Taiwan with the Securities and Futures Bureau and is not subject to the securities laws of Taiwan.

UNITED KINGDOM

Restricted Units and Options – section 431(1) election

Awards of Restricted Units or Options are made subject to the Participant entering into a legally enforceable joint election, approved by HMRC under section 431(1) of the Income Tax (Earnings and Pensions) Act 2003 (the “Election”), with the Participant’s employer within ten (10) days of the grant of the Award. The Election disapplies, for the purpose of UK income tax only, all of the restrictions attaching to the restricted stock you acquire on the vesting of Restricted Stock Units or on the exercise of Options, with the restrictions continuing to apply in all other respects and for all other purposes.

Approved Stock Options

The Options will be subject to the Terms (as modified below) and the terms and conditions set out in the Prudential Financial, Inc. 2007 HMRC Approved Sub-Plan to the Prudential Financial, Inc. Omnibus Incentive Plan (the “Sub-Plan”). Term 2 of Part C will not apply to Participants granted HMRC approved options in the UK, but the following will apply:

“The approved method of exercise of your Options under the Sub-Plan is a cash exercise, which lets you receive stock, after paying the Grant Price, applicable taxes and fees, in cash any other method will result in an exercise that will not be considered approved by HMRC under the Sub-Plan.”

In the table in Term 4, the Type of Termination headed Approved Retirement will not apply and, in the Type of Termination headed Involuntary Termination, other than for Cause, or any other reason, the words “or retirement” will be inserted after the word “Cause”.

The provisions of Term 6 of Part A will not apply.

UNITED STATES

Restricted Stock Units – subject to the terms and conditions of the Plan, a Participant in active Employment on the Payment Date, will receive on the Payment Date or as soon as administratively practicable (but not later than 90 days after the Payment Date), the number of shares of Common Stock equal to the granted number of Restricted Stock Units, less any taxes or other deductions required by Applicable Law.

Stock Options – for executives subject to the reporting requirements under Section 16(a) of the U.S. Securities Exchange Act of 1934, as amended, section 2 of Part C will not apply to executives but the following will apply.

“An Option may be exercised by the Participant:

(i)	paying in cash the Grant Price and any applicable taxes and fees (Cash Exercise); or

(ii)	directing the immediate sale of sufficient of the shares of Common Stock acquired on exercise necessary to pay the Grant Price and any applicable taxes and fees and receive the remaining shares of Common Stock (Sell to Cover).”

The following term will also apply:

If a Participant is an executive subject to the reporting requirements under Section 16(a) of the U.S. Securities Exchange Act of 1934, as amended then the Participant agrees to retain ownership of 50% of the net shares of Common Stock (after payment of the Grant Price, if any, and applicable fees and taxes) acquired on exercise of an Option or the vesting of an Award until the later of (i) one year following the acquisition of that Common Stock; or (ii) the date the Participant has satisfied the Share Ownership Guidelines as amended by the Board of Directors of Prudential from time to time (Guidelines). Once the Participant has satisfied this holding period the Participant may dispense of any shares of Common Stock held in excess of the Guidelines, subject to the Personal Securities Trading Policy, including the “Reporting Responsibilities and Procedures for Section 16 Officers and Directors and Control Persons of Prudential” as then in effect. This agreement to retain Common Stock applies while a Participant is an insider for the purpose of Section 16(a) of the U.S. Securities Exchange Act of 1934, as amended.

With respect to any Participant who is classified as a “Named Executive Officer” under the 2012 annual Proxy Statement, the Restricted Stock Unit grants are intended to satisfy the requirements of Code Section 162(m) as “other performance based compensation” and the maximum aggregate amount of such Restricted Stock Units payable to such a Participant will not exceed six-tenths of one per cent. (0.6%) of Adjusted Operating Income (as defined in the Plan) for the most recently reported year ending December 31st before the year the Restricted Stock Units are paid.

SCHEDULE 3

FORM FOR DECLINING AN AWARD

If you wish to decline the grant of either the Restricted Stock Units or the Options granted to you in 2009 pursuant to the 2009 Long-Term Incentive Program under the Prudential Financial, Inc. Omnibus Incentive Plan you should complete and return this form by facsimile on or before the date three weeks after the Grant Date to Stock Plan Administration c/o Carol Hesse at (973)-367-8251 or by certified mail with return receipt, postmarked on or before the date three weeks after the Grant Date to Stock Plan Administration c/o Carol Hesse, 751 Broad Street, 17th Floor, Newark, New Jersey 07102.

I,                                                                                       , hereby decline the grant of:

Check as appropriate

(i)	all of the Restricted Stock Units; and/or	☐

(ii)	all of the Options	☐

granted to me on                              2009 under the terms of the Prudential Financial, Inc. Omnibus Incentive Plan.

Signed

Dated